EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-57503, 33-60157, 333-05463, 333-21007, 333-77765, 333-94451, 333-84478 and 333-110541 of our reports dated February 21, 2005, with respect to, the consolidated financial statements and schedule of Polaris Industries Inc. (Polaris), Polaris management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Polaris, included in the Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 24, 2005